[SBG LOGO]
--------------------------------------------------------------------------------
Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

November 17, 2000


Security Income Fund
700 Harrison Street
Topeka, KS 66636-0001





Dear Sir/Madam:

I refer to the  registration  statement,  File No.  2-38414,  of Security Income
Fund, a Kansas corporation, hereinafter referred to as the "Company," being filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 the shares of the Company.

I have examined the Articles of Incorporation and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, and other corporate records, applicable certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

1. The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

2. The Company has authorization to sell an indefinite number of shares of capital stock of par value of $1.00 per share pursuant to an indefinite registration of such shares made effective December 4, 1984.

3. All necessary corporate actions have been taken to authorize the sale by the company, for the consideration set forth in the registration statement, and, upon the sale by the Company of those shares, they will be duly issued, fully paid and nonassessable.

Sincerely,

CHRIS SWICKARD

Christopher D. Swickard, Esq.
Assistant Secretary
Security Income Fund